Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 21, 2005, on the audit of Northern Empire Bancshares' financial statements, and our report dated April 15, 2005, on management's report on the effectiveness of internal control over financial reporting, both of which appear in Northern Empire Bancshares Annual Report on Form 10-K, as amended, for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated
June 29, 2005, on Northern Empire Bancshares 401(k) Profit Sharing Plan, which appears in Northern Empire Bancshares 401(K) Profit Sharing Plan
Annual Report on Form 11-K for the year ended December 31, 2004.


                                           /s/ MOSS ADAMS LLP

Santa Rosa, California
August 29, 2005